Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Provides Update to Operations in Northwest Peru

Houston—January 4, 2011—BPZ Resources, Inc. (NYSE:BPZ) provides an update to its operations in northwest Peru.

Corvina

The Company previously announced that the Corvina field in Block Z-1 entered commercial production on November 30, 2010.  During the first month of operation the permanent production equipment, including the compression equipment, performed as expected.  As a result, the Corvina field oil production averaged 4,656 barrels of oil per day (bopd) in December.

The Petrex-09 rig previously used at the Corvina CX-11 platform is being refurbished and upgraded at the Petrex yard in Talara in order to enhance its capability in preparation for the drilling of an exploration well in the onshore Block XIX.  This upgrade is being performed at no cost to the Company and reduced stand-by rates are being charged during the refurbishment.  The Company was able to renegotiate the contract for the Petrex-09 rig, which was due to expire in April 2011.  As part of the new agreement, Petrex has agreed to extend the contract to December 2011 and to a significant reduction in stand-by rates.

Albacora

The A-14XD well in Albacora averaged 988 bopd in December, exiting 2010 in line with management projections.  The well is currently producing under extended well testing and gas flaring permits, which expire in the middle of January 2011. In the event the permits are not extended, the well will be shut-in until the Company installs the necessary production equipment on the platform, which is currently scheduled for late in 2011.

As a result of the previously announced suspension of drilling activities at Albacora, Petrex has suspended the Petrex-18 rig contract and leased the rig to a nearby offshore operator.  The Company then chartered its drilling tender barge, the BPZ-02, to the same operator for approximately one year, to coincide with the time the Company expects to resume drilling at Albacora.

Block Z-1 Seismic Acquisition

Although the Company’s Block Z-1 License Contract entered its Commercial Phase on November 30th, 2010, the remaining acreage outside the Corvina field has been retained under exploration.  Accordingly, the programmed 3-D seismic survey within Block Z-1 will satisfy the current license contract exploration commitment.  The Company is continuing its efforts to obtain the required environmental permit to acquire this seismic data, and expects that the seismic campaign to begin mid-year 2011.

Block XIX

The selected location is being prepared in Block XIX to drill the Company’s first onshore well at the Pampa la Gallina prospect. The Company is seeking to farm-out this exploration activity, to leverage its 100% working interest in the field, to minimize capital expenditures for Block XIX in 2011.

Block XXIII

The previously announced 2-D seismic program in the southern section of the Company’s onshore Block XXIII has been completed. The 2-D survey will be used to better define potential oil leads in this part of the block.  Meanwhile, the Company has completed approximately 70% of the ongoing 3-D seismic survey covering an area of the block that is part of the Company’s mapped Mancora gas play.

Block XXII

In the Company’s onshore Block XXII, located in the Lancones basin, the planned 2-D seismic survey is expected to begin once the Block XXIII seismic program has been completed.  This 2-D survey will be done in an area covering the southern section of the block, where the Company has mapped several oil leads based on previous seismic and old well data. The mapped leads will target the same formations that are currently producing oil in adjacent blocks owned by other operators.

Manolo Zuñiga, President and Chief Executive Officer commented “We continue to execute and deliver positive results.  We guided to an exit rate of four to five thousand barrels per day and were able to average 5,644 bopd during the month of December, bringing the total fourth quarter average production to 4,583 bopd from both fields.  Our goal is to average 4,000 bopd from Corvina through 2011, which will require that we reach and maintain optimum efficiency from the permanent production equipment and successfully complete work-overs on some of the wells that have mechanical issues or poor completions.”  Mr. Zuñiga added “Each of our four blocks have ongoing work programs during 2011, with particular emphasis on seismic surveys that should allow us to drill key prospects in 2012.  We have an ongoing evaluation of our operating expenses in an effort to conserve cash and deliver a greater netback from our oil sales in Block Z-1.” Mr. Zuñiga concluded “We continue to position the Company for future growth, by prioritizing and developing the assets in the safest, most efficient, cost effective manner possible.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.